Scott & Guilfoyle
                                        Certified Public Accountants
                                          5 Dakota Drive Suite 206
                                        Lake Success, New York 11042
                                               (516) 775-9600


October 5, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re: Rosecap, Inc.
    File #33-42408-NY


Gentlemen:

We were previously the principal accountant of Rosecap, Inc. and, under the date of August 6, 1997, we reported on the financial statements of Rosecap, Inc. As of and for the years ended June 30, 1997 and 1996. On October 5, 1998, our appointment as principal accountant was terminated. We have read Item 4 of the Form 8-K dated October 5, 1998 of Westbury Metals Group, Inc. (formerly Rosecap, Inc.) and we agree with the statements contained therein so far as they relate to our firm.


Very truly yours,

Scott & Guilfoyle